YARDVILLE NATIONAL BANCORP
                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES


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                                              JUNE 1997      JUNE 1996    DEC 1996   DEC 1995   DEC 1994   DEC 1993    DEC 1992

INCLUDING INTEREST ON DEPOSITS
Earnings: (for computation purposes)         A   3,802.00     3,085.00    6,204.00    5,225.00   3,608.00   2,467.00     958.00
Income from continuing operations
before income taxes, extraordinary
items and cumulative effect of
accounting changes

Fixed Charges: (for computation purposes)    B  10,020.00     7,859.00   17,041.00   12,841.00   6,360.00   5,355.00   6,660.00
   Interest expense on indebtedness
                                             ------------    ---------   ---------   ---------   --------   --------   --------

                                             C  13,822.00    10,944.00   23,245.00   18,066.00   9,968.00   7,822.00   7,618.00

Ratio of earnings to fixed charges (C/B)            1.38         1.39        1.36        1.41       1.57       1.46       1.14

EXCLUDING INTEREST ON DEPOSITS

Earnings: (for computation purposes)         A   3,802.00     3,085.00    6,204.00    5,225.00   3,608.00   2,467.00     958.00
Income from continuing operations
before income taxes, extraordinary
items and cumulative effect of
accounting changes

Fixed Charges: (for computation purposes)    B   2,216.00     2,256.00    4,967.00    2,059.00      95.00      17.00      26.00
Interest expense on indebtedness
                                             ------------    ---------   ---------   ---------   --------   --------   --------

                                             C   6,018.00     5,341.00   11,171.00    7,284.00   3,703.00   2,484.00     984.00

Ratio of earnings to fixed charges (C/B)             2.72         2.37        2.25        3.54      38.98     146.12      37.85

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